[LOGO OMITTED] Merrill Lynch                         Merrill Lynch & Co., Inc.
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                                               New Issue Maple Bond Term Sheet

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Issuer:                       Merrill Lynch & Co., Inc.

                              3-Year Senior FRN New Issue
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Lead Manager & Bookrunner:    Merrill Lynch Canada Inc.

Co-Managers:                  National Bank Financial; RBC Capital Markets

                              BMO Capital Markets; CIBC World Markets; Desjardins Securities; TD Securities

Security Rating:              Moody's:  Aa3    S&P:  AA-     Fitch:  AA-   DBRS:  AA (Low)

Currency:                     Canadian Dollars

Principal Amount:             C$600,000,000

Announcement Date:            October 30, 2006

Pricing Date:                 October 30, 2006

Settlement Date:              November 9, 2006 (T + 8 days)

Maturity Date:                November 9, 2009

Re-offer Spread to CDOR:      1 month CDOR plus 10 bps

Coupon:                       1 month CDOR plus 10 bps

New Issue Price:              100.00

Coupon Payment Dates :        Payable monthly actual / 365 in arrears

Governing Law:                New York

Depositary/ Settlement:       CDS

Minimum Denomination:         C$100,000 with integral multiples of C$1,000

Business Days:                Toronto, New York

Documentation:                US SEC Registered program, Canadian Wrap for sales to Canadian accredited investors

Fiscal & Paying Agent:        BONY

CUSIP:                        o

Legend:                       This communication is intended for the sole use of the person to whom it is provided by us.

                              The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the
                              SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866 500 5408.

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